Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR AUGUST 2007

BOHEMIA, N.Y. — September 5, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced preliminary unaudited net sales results for August 2007.

Preliminary unaudited net sales results by segment are as follows (amounts are rounded):

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF AUGUST

($ In Millions)

	2007	2006	% Change

Wholesale/US Nutrition	$81	$72	12%

North American Retail	$20	$19	6%

European Retail	$53	$49	8%

Direct Response/E-Commerce	$12	$14	-14%

Total	$165	$154	8%

European Retail net sales in local currency increased 1% for August 2007.  North American Retail same store sales increased 10% for August 2007.

NBTY’s preliminary unaudited sales results for the two month period of July and August 2007 by segment are as follows (amounts are rounded):

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS JULY AND AUGUST

($ In Millions)

	2007	2006	% Change

Wholesale/US Nutrition	$152	$141	8%

North American Retail	$38	$38	2%

European Retail	$105	$94	12%

Direct Response/E-Commerce	$27	$29	-8%

Total	$323	$302	7%

European Retail net sales in local currency increased 4% for the two-month period of July and August 2007.  North American Retail same store sales increased 6% for the two month period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Osteo Bi-Flex® (www.osteobiflex.com), PureProtein® (www.pureprotein.net), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.